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                              CANTAT-3 CABLE SYSTEM

                       INDEFEASIBLE RIGHT OF USE AGREEMENT

                             AND FINANCING AGREEMENT

                                     BETWEEN

                             TELEGLOBE CANTAT-3 INC.

                                       AND

                   INTERNATIONAL TELECOMMUNICATIONS COLORATION



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THIS AGREEMENT, made and entered into as of March 12, 1996 (the "Effective date").


BY AND BETWEEN:                        TELEGLOBE CANTAT-3 INC., a corporation
                                       incorporated under the laws of Barbados, having its principal office at 1st
                                       Floor, Building 2, Chelston Park, (P.O.
                                       Box 1210, Bridgetown), Collymore Rock,
                                       St. Michael, BARBADOS, hereinafter
                                       referred to as "TC-3";


AND:                                   INTERNATIONAL TELECOMMUNICATIONS
                                       CORPORATION, a corporation incorporated
                                       under the laws of Delaware, having its
                                       principal office at EAB Plaza West
                                       Tower, 8th Floor, Uniondale, New York,
                                       UNITED STATES OF AMERICA 11556-0169,
                                       hereinafter referred to as the "Grantee".


WHEREAS TC-3 owns capacity on the CANTAT-3 cable system (the "CANTAT-3 System");

WHERE AS TC-3 is entitled to transfer capacity on the CANTAT-3 System on an indefeasible right of use ("IRU") basis;

WHEREAS the Grantee desires to acquire from TC-3, on an IRU basis, capacity on the CANTAT-3 System;


NOW, THEREFORE, the Parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Definitions. This Section l.l lists all defined terms used in this Agreement. Capitalized terms used in any provision of this Agreement and not otherwise defined therein shall have the following meanings, respectively, unless the context otherwise requires.

     (a) "Agreement" shall mean this Agreement and the schedules attached hereto, as amended from time to time;

     (b) "Banking Day" shall mean a day on which banks are open for business in Montreal, Canada;

     (c) "Branching Unit" or "BU" shall mean a junction and switching point for the CANTAT-3 System, and includes a housing and any associated plant and equipment (including any spare plant and equipment);




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                                      - 2 -


     (d) "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Bridgetown (Barbados) and Uniondale, NY (USA) are authorized by Law to close;

     (e) "CANTAT-3 C&MA" shall mean that certain construction and maintenance agreement dated October 8, 1992, the purpose of which was to define the terms and conditions upon which the CANTAT-3 System will be provided, constructed, and thereafter maintained and operated, as the same may be amended from time to time; TC-3 shall at any time submit to the Grantee, upon request, a list of all parties to the CANTAT-3 C&MA;

     (f) "Dollar" and "dollars" and the symbol "$" shall mean lawful money of the United States of America;

     (g) "Effective Date" shall mean March 12, 1996. This Agreement shall be deemed to have taken effect as of the Effective Date, notwithstanding the formal date of its execution by the Parties;

     (h) "Grantee's Share" shall mean the ratio of the Grantee's Capacity to TC-3's capacity in the CANTAT-3 System;

     (i) "Interest Rate" shall mean the prime rate in effect at National Bank of Canada, in Montreal Canada, as announced from time to time;

     (j) "Maintenance Authority" shall mean the terminal parties who are responsible for the operation and maintenance of Segment F of the CANTAT-3 System;

     (k) "MIU" shall mean a unit designated as the minimum unit of investment between System Interfaces of the CANTAT-3 System and shall consist of a Virtual Container 12 (VC-12), allowing the use of 2,048,000 bits per second (nominal 2 Mbit/s) digital stream. MIU may be expressed in terms of whole or half-MIUs.

     (1) "Notional Capacity" shall mean the total assigned Capacity in the CANTAT-3 System which is equivalent to 9,016 half-MIUs;

     (m) "Operating and Maintenance Charges" or "O&M Charges" shall mean the costs reasonably incurred in operating and maintaining Segment F, including, but not limited to, the cost of attendance, testing, adjustments, storage of plant and equipment, repairs (including repairs at sea), cable ships, maintenance and repair devices that are or may hereafter become available, including standby costs, reburial and the replacement of plant, tools and test equipment, customs duties, taxes (except income tax imposed upon the net income) paid in respect of such facilities, appropriate financial charges attributable to other parties' share of costs incurred by the Maintenance Authority at the rate at which the appropriate Maintenance Authority generally incurred such financial charges, supervision, overheads as well as costs and expenses reasonably incurred on



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                                      - 3 -


          account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the parties to the CANTAT-3 C&MA on account of such claims shall be shared by them in the same proportions as they share the costs of operating and Remaining Segment F, and including but not limited to the costs, or an appropriate share thereof, for the purchase, storage and maintenance of special tools and test equipment for use on board cable ships and which are required for maintenance and repair of the CANTAT-3 System;

     (n) "Parties" shall mean all of the parties hereto collectively; and "Party" shall mean any one of them;

     (o) "Person" shall mean an individual corporation, company, cooperative, partnership, trust or unincorporated association and pronouns have a similarly extended meaning;

     (p) "Station Costs" shall mean the costs charged by the terminal parties for the construction, provision, operation and maintenance of Segment A and paid by TC-3;

     (q) "System Interface" shall be the input/output ports on a distribution frame (excluding the distribution frame itself) which shall terminate either electrical or optical connections from the CANTAT-3 System These terminations shall be in accordance with ITU-T recommendations G.703, G.708, G.709 and G.957 and shall be of STM-1 and or 139,264,000 bit/s capacity. The distribution frame shall be regarded as a system interface location where the CANTAT-3 System corrects with other transmission facilities or equipment.

     The following terms are defined in the Sections Indicated below:

          TERM                                         SECTION

          "CANTAT-3 System"                            Preamble
          "Capacity"                                     2.1
          "Dispute"                                      15.1
          "Grantee"                                    Preamble
          "Granting Price"                               3.1

          "IRU"                                        Preamble
          "Losses"                                       14.1
          "Proprietary Information"                      17.5
          "Representatives"                              17.5
          "Segment A"                                 Schedule A
          "Segment A Price"                              3.2
          "Segment F"                                 Schedule A
          "TC-3"                                       Preamble



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                                      - 4 -


          "Teleglobe Canada"                             3 3
          "Transit Agreement"                            3.3

1.2 Gender. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3 Headings. The division of this Agreement into Articles, Sections, Subsections and other Subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 Severability. Any Article, Section, Subsection or other Subdivision of this Agreement or any other provision of this Agreement which is proven to be illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and stall not affect or impair the remaking provisions hereof, which provisions shall be severed from any illegal invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement and shall otherwise remain in full force and effect.

1.5 Entire Agreement. This Agreement constitutes the entire agreement by and between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Except as provided for herein, this Agreement may be amended only by an instrument in writing signed by both Parties.

1.6 Governing Law. This Agent shall be interpreted and construed in accordance with the laws of Barbados, without giving effect to the laws of such state governing conflicts of laws.

1.7 Ownership. Nothing in this Agreement shall vary rights of ownership in those segments of the CANTAT-3 System in which IRUs have been granted to the Grantee. Ownership of all segments of the CANTAT-3 System shall remain with TC-3 and the other signatories to the CANTAT-3 C&MA.



                                    ARTICLE 2
                                 GRANTING OF IRU

2.1 Granting. As and from the Effective Date, TC-3 grants to the Grantee, on an IRU basis, an interest in one half (1/2) MIU in Segment F of the CANTAT-3 System as well as an IRU in Segment A of the CANTAT-3 System to the extent required for the use of its capacity in the CANTAT-3 System (the "Capacity") (exclusive of any interconnection between cable systems, leases, Droits-de-Passage or other rearward facilities arrangement for which the Grantee shall be solely responsible), for providing telecommunications services between points reached via Denmark on the one hand, and points reached via Canada on the other hand. The Capacity shall be used in conjunction with the matching half-interest in the MIUs hereby granted.



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                                      - 5 -


To the extent permitted by law, the IRU granted herein does not include the right to use the Capacity for traffic terminating in Canada.


                                    ARTICLE 3
                     GRANTING PRICE AND PRICE FOR SEGMENT A

3.1 Granting Price for the Capacity. The aggregate granting price for the Capacity and the option referred to in Section 10.3(b), exclusive of the right granted in Segment A, shall be two hundred and twenty thousand dollars ($220,000) (the "Granting Price"), namely two hundred thousand dollars ($200,000) per half-MIU of Capacity and twenty thousand dollars ($20,000) per half-MIU for the option.

3.2 Price for Segment A. For the right to use that portion of Segment A of the CANTAT-3 System granted to the Grantee, the Grantee shall pay to TC-3 a lump sum of two thousand one hundred and thirty-three dollars ($2,133) (the "Segment A Price").

3.3 Payment of the Granting and Segment A Prices. The Granting Price and the Segment A Price shall be payable as follows:

     (a) the Granting Price shall bear interest at annual rate of six percent (6%), compounded monthly, and shall be payable to Teleglobe Canada Inc. ("Teleglobe Canada"), acting in the name and on behalf of TC-3, over the next two (2) years, through minimum traffic volume commitments over Teleglobe Canada's facilities as provided for in the Agreement for transit services entered into between the Grantee and Teleglobe Canada as of the Effective Date (the "Transit Agreement"); more particularly, the Grantee shall be required to pay to Teleglobe Canada, on a monthly basis as provided in the Transit Agreement as payment on the Granting Price and interest charges thereon, the higher of (i) five thousand four hundred and thirty-two dollars ($5,432), and
          (ii) the amount represented by the surcharge on a per minute basis stipulated in the Transit Agreement with respect to the Capacity multiplied by the total minutes of traffic routed through Teleglobe Canada's facilities during the month covered by the appropriate invoice submitted under the Transit Agreement;

          notwithstanding the foregoing, the Grantee shall be required to pay the Granting Price, and all interest charges thereon, to the extent of one hundred nineteen thousand five hundred and six dollars ($119,506) for each of the next two (2) years following the Effective Date; where the aggregate of all monthly payments made by the Grantee to Teleglobe Canada in conformity with the preceding paragraph is less than one hundred nineteen thousand five hundred and six dollars ($119,506), the Grantee covenants to pay to Teleglobe Canada the difference between such amounts no later than thirty (30) days of the date of invoice to that effect;

          in the event that the Transit Agreement is terminated, for any reason whatsoever, prior to the full payment of the Granting Price and any interest charges thereon, the Grantee



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                                      - 6 -


          shall forth pay within thirty (30) days of the termination date the outstanding balance of the Granting Price, in principal, at the date of termination, as well as all interests thereon until, but excluding, the payment date;

     (b) the Segment A Price shall be paid to TC-3 concurrently to the execution by the Grantee of this Agreement.

3.4 Authorization. TC-3 hereby authorizes Teleglobe Canada to receive and acknowledge receipt, on its behalf, of the Granting Price from the Grantee, as well as all interest charges thereon, as provided under this Agreement.

Teleglobe Canada agrees to promptly remit to TC-3, upon receipt thereof, of all sums received from the Grantee as payment on the Granting Price, together with all interest charges thereon. Teleglobe Canada shall not incur any liability whatsoever towards the Grantee as a result of or in connection with its intervention to this Agreement.

Nothing in this Section 3.4 shall preclude TC-3 from exercising any and all rights and recourses against the Grantee in case of default by the Grantee of payment of the Granting Price to Teleglobe Canada, acting on behalf and in the name of TC-3.

3.5 No Set Off. Notwithstanding any provision to the contrary stipulated herein or in the Transit Agreement, the Grantee shall not have the right to set off any claim from TC-3 or Teleglobe Canada or withhold any amount owed to TC-3 or Teleglobe Canada against any claim against TC-3 or Teleglobe Canada or against any amount owed by TC-3 or Teleglobe Canada, save with TC-3's consent or in compliance with an arbitration award.


                                    ARTICLE 4
                         PAYMENT OF CHARGES AND EXPENSES

4.1 O&M Charges. The Grantee shall pay the Grantee's Share of O&M Charges, Station Costs and restoration cost in the manner provided hereafter.

4.2 Restoration Costs. Charges for restoration of the Capacity via other cable systems or satellite space segments shall be based on cost and be allocatable on a case by case basis.

4.3 Invoicing and Payments. From and after the Effective date, TC-3 shall submit, or cause to be submitted, to the Grantee an invoice for costs provided hereinabove. Invoices for costs referred to in Section 4.1 shall be submitted on a quarterly basis in advance. All payments shall be made no later than the last day of the month immediately following the date of the invoice in order that the funds are available for use by TC-3 by the end of said month. Invoices rendered shall contain details to support the amounts contained therein and shall identify O&M Charges, Station Costs as well as restoration costs allocatable to the Capacity and payable by the Grantee. Invoices shall be paid in the currency in which the invoice is rendered.



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                                      - 7 -


All payments made by the Grantee under this Agreement shall be made by certified cheque, bank draft or wire transfer and be free and clear of all bank charges, commissions or other charges.

In the event of non-payment of any sum under this Agreement by the due date, an interest charge shall be paid on overdue amounts calculated on the day-to-day balance from such date but excluding the actual payment thereof. The rate of interest shall be the higher of (i) sixteen percent (16%) and (ii) eight (8) percentage points above the Interest Rate as announced on the date the bill is due to be paid or, if such is not a Banking Day, the next Banking Day. The interest charge shall be calculated daily and compounded monthly in arrears on the first day of each month.

TC-3 may designate, at its sole discretion, any Person for the purpose of invoicing or receiving payment of all costs charged to the Grantee hereunder (including the Granting Price and the Segment A Price). TC-3 shall notify in writing the Grantee of the identity of such Person. Notwithstanding such designation, TC-3 only shall be liable towards the Grantee for any and all obligations of TC-3 as provided hereunder.

4.4 Disputes. Should any bill or part thereof submitted pursuant to this Article 4 be under dispute as to its correctness, then interest shall not accrue on the amount of such bill provided always that:

     (a) before the payment date, TC-3 (or its designee, as the case may be) is advised by letter or fax by the Grantee of the amount in dispute and the nature of that dispute; and

     (b) TC-3 (or its designee, as the case may be) shall if requested by the Grantee within thirty (30) days of receipt of the bill in dispute, submit a replacement bill omitting the amount in dispute, and such replacement bill shall become due for payment on the date the disputed bill was due. The amount in dispute shall be investigated by the Parties in good faith within a thirty (30)-day period and if the amount in dispute or part of it is found to be correct, any necessary bill with respect to such amount or part of it shall be raised and paid. Notwithstanding the foregoing, if on investigation of the amount in dispute or part thereof such amount is found to be correct, then the Grantee shall pay interest at the rate determined hereabove on the unpaid amount or part of it which is found to be correct from the day after the due date for payment of the original bill in dispute up to and including the date the outstanding payment is received by TC-3 (or its designee, as the case may be).

4.5 Adjustment. In the case of invoices containing any costs billed on preliminary billing basis, appropriate adjustments will be made in subsequent invoices promptly after actual costs involved are determined to insure that the Grantee bears a proper share of the costs as provided under this Agreement.

4.6 Interference and Protective Measures. The Grantee shall ensure that all the Capacity shall be utilized in such a way as to avoid degrading the overall performance of the CANTAT-3 System or causing interruption of, interference with, impairment or degradation of the use of any other capacity in the CANTAT-3 System. The responsibility to ensure that the Capacity does not cause interruption of, interference with, impairment or degradation of the use of any other capacity in the



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                                      - 8 -


CANTAT-3 System remains with the Grantee. If, after notification by TC-3, the Grantee does not take immediate and effective action to comply with its obligations, TC-3 may take reasonable action required to protect the other capacity in the CANTAT-3 System up to and including the interruption of the Capacity responsible for the interruption, interference, impairment or degradation. The Grantee shall bear the total cost of any protective measures reasonably required by TC-3 to be installed on the CANTAT-3 System resulting from the use of the CANTAT-3 System by the Grantee or any subgrantee, lessee or assignee of the Grantee or any customer of either the Grantee or any subgrantee, lessee or assignee of the Grantee.


                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE GRANTEE

5.1 Representations and Warranties. The Grantee represents and warrants to TC-3 that:

     (a) the Grantee is a corporation duly incorporated under the laws of Delaware;

     (b) the Grantee has all necessary corporate power and capacity to enter into this Agreement and to perform its obligations under this Agreement;

     (c) the execution and delivery of this Agreement and any and all documents required by this Agreement by the Grantee and the consummation of the transactions contemplated under it have been duly authorized by all necessary corporate action on the part of the Grantee;

     (d) this Agreement constitutes a valid and binding obligation of the Grantee enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings relating to creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctive relief are at the discretion of a court of competent jurisdiction;

     (e) the Grantee is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, rule, regulation, judgment, order, writ, decree or law which, with or without the giving of notice or the lapse of time, or both, would be violated, contravened, breached or under which default would occur as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in it;

     (f) the Grantee has obtained all government exemptions, approvals, consents, authorizations, licenses and permits as well as any necessary exemptions, approvals, consents, authorizations, licenses and permits from any Person for the acquisition of the Capacity, the execution and delivery of and the performance of its obligations under this Agreement and shall use all reasonable efforts to have continued in effect such



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                                      - 9 -



          exemptions, approvals, consents, authorizations, licenses and permits as long as it shall have obligations under this Agreement.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF TC-3

6.1 Representations and Warranties. TC-3 represents and warrants to the Grantee that:

     (a)  it is a corporation duly incorporated under the laws of Barbados;

     (b) it has all necessary corporate power and capacity to enter into this Agreement and to perform its obligations under the Agreement;

     (c) the execution and delivery of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by all necessary corporate action on its part;

     (d)  it has good and valid title to the Capacity on Segment A and Segment
          F.

6.21 No representation on the Capacity. TC-3 has not made or shall not be deemed to have made any representations or warranties whatsoever with respect to the Capacity. Except as specifically provided herein, TC-3 expressly disclaims with respect to the Grantee and the Grantee hereby expressly waives, releases and renounces, all warranties, obligations and liabilities of TC-3 and all rights, claims and remedies against TC-3, express or implied, arising by law or otherwise, with respect to any failure, delay in installation, cancellation of, non-conformance, temporary or permanent failure of or defect in the CANTAT-3 System or the Capacity, as the case may be, whatsoever shall have been the cause and however long it shall have lasted (whether or not TC-3 has been advised of the possibility of such loss or damage arising). Without limiting the generality of the foregoing, the Grantee acknowledges and agrees that the Capacity is being assigned on an "as is, where is" basis.


                                    ARTICLE 7
                            COVENANTS OF THE GRANTEE

7.1 Covenants of the Grantee. During the term of this Agreement, the Grantee shall:

     (a) pay to TC-3 (or its designee, as the case may be) when they become due all amounts payable under this Agreement and otherwise comply with all other provisions of this Agreement;

     (b) maintain, at its own expense, all appropriate insurance policy against all risks associated with the Capacity as reasonably deemed necessary by the Grantee;




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                                     - l0 -

     (c) keep the Capacity free of liens, charges and other encumbrances and shall reimburse TC-3 (or its designee, as the case may be) immediately for all payment in respect of such liens, charges and other encumbrances;

     (d) not use the Capacity for any illegal, unlawful, fraudulent or unauthorized purposes and, without limiting the generality of the foregoing, use the Capacity, at all time, in a manner consistent with the applicable authorization, licences and permits for the landing, construction and operation of the CANTAT-3 System;

     (e) use the Capacity in such a way as to avoid degrading the overall performance of the CANTAT-3 System or causing interruptions of, or interference with, impairment or degradation of the use of any other capacity in the CANTAT-3 System;

     (f) upon at least a 24-hour prior notice or, at any time, if the situation or circumstance so justify, make available to TC-3 the Capacity for such test and adjustment as may be necessary for the Capacity to be maintained in efficient working order.


                                    ARTICLE 8
                                COVENANTS OF TC-3

8.1 Books and Records. TC-3 shall keep and maintain such books, records, vouchers and accounts of all costs with respect to the maintenance, operation and restoration of the CANTAT-3 System as may be appropriate to support the billing of any O&M Charges, Station Costs or restoration costs by TC-3 and such books that relates to the running charges and restoration costs shall at all reasonable times be made available for inspection by the Grantee for a period of two (2) years from the date of billing.

8.2 Sharing of Liquidation Proceeds and Costs. In the event of liquidation of Segment A or any part thereof and/or Segment F or any part thereof by sale or other disposition, TC-3 shall share with the Grantee any proceeds or costs of such liquidation, sale or disposition of Segment A and/or Segment F received or incurred by TC-3 including, without limitation, any costs related to the removal of such Segment A and/or Segment F. Such proceeds or costs shall benefit or be incurred by the Grantee in accordance with the Grantee's Share of such proceeds or costs.

8.3 Maintenance of the Capacity. TC-3 shall use all reasonable efforts to cause the CANTAT-3 System to be maintained in efficient working order.

8.4 Provision of Transit Facilities. TC-3 shall use all reasonable efforts to provide suitable digital transit facilities as and when required for use in connection with circuits in the CANTAT-3 System so as to provide through circuits between points reached via Segment A.




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                                     - 11 -


                                    ARTICLE 9
                          INTELLECTUAL PROPERTY RIGHTS

9.1 No License. No license under patents is granted by TC-3 or shall be implied or arise by estoppel in favour of the Grantee with respect to any apparatus, system or method used by the Grantee in connection with the use of the MIUs granted to the Grantee under this Agreement.

9.2 Specific Indemnification. With respect to claims of patent infringement made by third Persons, the Grantee will save TC-3 and the other signatories to the CANTAT-3 C&MA harmless against claims arising out of or based on the use by the Grantee, in combination or in connection with the Capacity, any apparatus, system or method provided by the Grantee, any subgrantee or lessee of the Grantee or any customer or customers of the Grantee, of such subgrantee or of such lessee.


                                   ARTICLE 10
                           RECONFIGURATION OF CAPACITY

10.1 Reduction in the Capacity. In the event that the total number of MIUs on Segment F is reduced below the Notional Capacity, as a result of physical deterioration, or for any other reason, during the term of this Agreement, TC-3 shall give the Grantee written notice of said decrease and the MIUs in which the Grantee has been granted an IRU hereunder shall be reduced in the same proportion as the total number of MIUs assigned to TC-3 in Segment F is reduced, except that such reductions shall not extend to fractions of half-MIUs.

10.2 Adjustment in O&M and Other Charges. If the number of MIUs on Segment F is decreased as provided in Section 10.1 and that operating and maintenance charges related thereto are reduced proportionally, the Grantee's payments with respect to operating and maintenance charges for the IRU granted under this Agreement shall be adjusted proportionally to such reduction.

10.3 Increase in Communication Capability.

     (a) The communication capability of the Capacity used by the Grantee in Segment F may be increased subject to prior notice to TC-3, by the use of equipment which will make more efficient use of such MIUs, provided that such use of the Capacity does not cause an interruption of or interference in the CANTAT-3 System or other systems interconnecting with the CANTAT-3 System.

     (b) Subject to Article 16, the Grantee shall not be entitled to share in any increase in capacity or be entitled to credits or reduction in the sums paid for the Capacity in the event that the Notional Capacity is increased beyond 2,016 half-MIUs. The Parties acknowledge that an option to acquire, on an IRU basis, an additional interest in one half (1/2) MIU in Segment F, as well as an IRU in Segment A to the extent required for the use of such additional capacity, in the event of increase in the Notional Capacity, is granted to the Grantee for the sum referred to in Section 3.1.



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                                     - 12 -


                                   ARTICLE 11
                                      TERM

11.1 Term. This Agreement shall continue in effect for the initial term up to the end of the expected useful life of the CANTAT-3 System at 23:59 Universal Time Coordinated, on October 8th, 2019 unless the CANTAT-3 System is taken out of service earlier, in which case this Agreement will terminate on the same date as that of the CANTAT-3 System. TC-3 shall give the Grantee prompt notice of the taking out of service of the CANTAT-3 System. In the event that the CANTAT-3 System is extended tacitly beyond its initial term as stated above, this Agreement will continue in effect tacitly during such extension under the same terms and conditions.

Notwithstanding the termination of this Agreement, all payment obligations of the Grantee for amounts still due or payable under this Agreement for the period ending at the date of termination shall survive until payment and the Grantee shall be liable for any costs and shall benefit from any proceeds under Section
8.2 hereof incurred or received, as the case may be, in the case of liquidation, sale or disposition occurring within two (2) years after the termination date.


                                   ARTICLE 12
                                EVENT OF DEFAULT

12.1 Event of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

     (a) If the Grantee fails to make the payment of any amount due to TC-3 under the provisions of this Agreement, when the same becomes due and payable as herein provided and such default has not been cured within ten (10) days after receipt by the Grantee of a notice to that effect;

     (b) If the Grantee fails to duly observe, perform and discharge the covenants, conditions and obligations on its part to be observed, performed or discharged hereunder (other than the default of payment of amounts under any provisions of this Agreement which is subject to Subsection 12.l(a)) and such default has not been cured within twenty

          (20) days after receipt by the Grantee of a notice from TC-3;

     (c) If any representation or warranty made herein shall prove at any time to be materially incorrect; and

     (d) If the Grantee becomes insolvent or bankrupt or ceases paying its debts generally as they mature or has a receiver, administrative receiver or manager appointed over the whole or any part of its assets or goes into liquidation (whether compulsorily or voluntarily), otherwise than for the purpose of an amalgamation or reconstruction, or makes any arrangements with its creditors or has any form of execution or distress levied upon its assets or ceases to carry on its business.

                                   ARTICLE 13
                                   TERMINATION

13.1 Termination Upon Default. Upon the occurrence of an Event of Default, TC-3 shall have the right to terminate this Agreement immediately and, in addition to any other remedies available hereunder, at law or in equity, shall be entitled to possession of the Capacity without any other action, with or without legal process. Without limiting the generality of the foregoing, in the Event of Default by the Grantee, TC-3 may temporarily discontinue use of the Capacity without incurring any liability to the Grantee, its subgrantees, lessees or its customers.

13.2 Termination After Initial Term. In the event that this Agreement is continued beyond the expected useful life of the CANTAT-3 System in conformity with Section 11.1, any Party may thereafter terminate this Agreement by giving the other Party not less than one (1) year notice.

13.3 Other Remedies. Termination of this Agreement by the Party not in default in accordance with the terms hereof shall be without prejudice to any other rights or remedies such Party shall have hereunder, by law or in equity.


                                   ARTICLE 14
                             GENERAL INDEMNIFICATION

14.1 General Indemnification. The Grantee shall indemnify and save TC-3 and Teleglobe Canada harmless from and against any direct or consequential claims, demands, actions, causes of action, damages, losses (which shall include any reduction in value), liabilities, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) (collectively, the "Losses") which may be made against TC-3 or Teleglobe Canada or which TC-3 or Teleglobe Canada may suffer or incur as a result of, arising out of or relating to:

     (a) any non-performance of or non-compliance with any covenant, agreement or obligation of the Grantee under or pursuant to this Agreement;

     (b) any incorrectness in, or breach of, any representation or warranty made by the Grantee; and

     (c) any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in Subsection 14.1(a) or 14.1(b).

                                   ARTICLE 15
                               DISPUTE RESOLUTION

15.1 Arbitration. Any difference, controversy or claim arising out of or relating to this Agreement, its interpretation or performance, shall be considered a "Dispute". Any Dispute shall be subject to binding arbitration as provided hereafter.

     (a) The aggrieved Party shall diligently notify the other Party of the occurrence of a Dispute. The notification shall be deemed diligently made if communicated to the other Party within five (5) Business Days of the knowledge of the occurrence of the Dispute.

     (b) Within ten (10) Business Days following such notification, each Party shall prepare and disclose to the other Party a brief on its position and within fifteen (15) days thereafter the parties shall prepare a common brief which shall contain all points of Agreement and all points of disagreement in relation to the Dispute.

     (c) Notwithstanding Subsection 15.1(b) above, if no resolution of the Dispute has occurred thirty (30) days after the date on which a Party has submitted the Dispute to its Chief Executive Officer or a Person appointed by him, then the Dispute shall be submitted for resolution by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect on the date the arbitration is submitted to the tribunal of arbitration. In such event:

          (i) a sole arbitrator shall be appointed, unless the parties agree in a particular case within thirty (30) days of the submission of the Dispute to arbitration that the tribunal should consist of more than one arbitrator. Such arbitrator(s) shall be knowledgeable in the field of law involved;


          (ii) the place of arbitration shall be set in the United States, at such location agreed to by the Parties, and the arbitration shall be conducted in English;

          (iii) responsibility for paying the costs of the arbitration, including the costs incurred by the parties themselves in preparing and presenting their cases, shall be apportioned by the tribunal of arbitration;

          (iv) the award shall be rendered in the English language and shall state the reasons upon which it is based;

          (v) the award of the tribunal of arbitration may be entered and enforced as a judgment against a Party in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     (d) Nothing in the foregoing shall prevent a Party from initiating such protective measure proceedings as are necessary to protect any arm's length third Party rights.

     (e) The fact that a dispute is brought to arbitration does not relieve either Party from its obligation to fulfil its other covenants or agreements as provided by this Agreement which are not affected by the Dispute.


                                   ARTICLE 16
                         OPTION TO INCREASE THE CAPACITY

16.1 Option. TC-3 hereby grants to the Grantee an option to acquire, on an IRU basis, an additional interest in one half (1/2) MIU in Segment F, as well as an MU in Segment A to the extent required for the use of such additional capacity, in the event that the Notional Capacity in the CANTAT-3 System is increased beyond 2,016 half-MIUs.

16.2 Procedure. TC-3 shall notify the Grantee of any increase in the Notional Capacity. The Grantee shall then be able to exercise its option by sending a written notice to TC-3 notifying the latter of its intention to increase the Capacity. Such notice shall be submitted to TC-3 within thirty (30) days from receipt of the notice from TC-3. The option shall be deemed to have been exercised on the date of receipt by TC-3 of the notice from the Grantee. The notice shall contain the number of MIUs for which the option is exercised and be accompanied with a certified cheque representing the aggregate option price as stipulated in Section 16.3.


16.3 Option Price. The exercise price of the option hereby granted shall be $75,000 per half-MIU.


                                   ARTICLE 17
                                  MISCELLANEOUS

17.1 Assignment. Neither this Agreement nor any rights, remedies, liabilities or obligations arising under it or by reason of it shall be assignable by the Grantee without the prior written consent of TC-3, which consent shall not be unreasonably withheld. Subject thereto, this Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

17.2 Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement.

17.3 Notices. Any notice, consent, request, authorization, permission, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier or similar telecommunications device, return receipt requested, and addressed as follows:

     (a)  in the case of TC-3:

          TELEGLOBE CANTAT-3 INC.
          1st Floor, Building 2, Chelston Park
          (P.O. Box 1210, Bridgetown)
          Collymore Rock, St. Michael, BARBADOS
          Attention: Mr. V. Owen Springer, Vice President and General Manager
          Telephone: (809) 437-8736
          Telecopier: (809) 435-3107

     (b)  in the case of the Grantee:

          INTERNATIONAL TELECOMMUNICATIONS CORPORATION
          EAB Plaza-West Tower, 8th Floor
          Uniondale, New York 11556-0169
          UNITED STATES OF AMERICA
          Attention: Mr. Biago Civale
          Telephone: (516) 542-0200
          Telecopier: (516) 794-9400


Any notice, consent, request, authorization, permission, direction or other communication delivered as aforesaid shall be deemed to have been effectively received, if sent by telex, telecopier or similar telecommunication device, on the Business Day next following transmission thereof, or, if personally delivered, to have been received on the date of such delivery, provided, however, that if such date is not a Business Day then it shall be deemed to have been received on the Business Day next following such delivery. An address may be modified by written notice delivered as aforesaid.

17.4 No Partnership. The relationship between TC-3 and the Grantee under this Agreement shall not be that of partners or joint venturers and nothing herein contained shall be deemed to constitute a partnership or joint venture between them and the rights and obligations of the Parties shall be limited to the express provisions of this Agreement.

17.5 Confidentiality and Public Announcement. It is expected that the Parties may disclose to each other proprietary or confidential technical financial and business information ("Proprietary Information"). Except as necessary to perform its obligations under this Agreement, the receiving Party shall not make any use of Proprietary Information for its own benefit or for the benefit of any other Person, and, except with the prior written consent of the disclosing Party or as otherwise specifically provided herein, the receiving Party will not, during and for a period of three (3) years after the termination of this Agreement, duplicate, use or disclose any Proprietary Information to any Person.

The receiving Party shall not disclose all or any part of the disclosing Party's Proprietary Information to any affiliates, agents, officers, directors, employees or representatives (collectively, "Representatives") of the receiving Party, except on a need to know basis. Such Representatives shall be informed of the confidential and proprietary nature of the Proprietary Information. Each Party shall maintain the other Party's Proprietary Information with at least the same degree of care each Party uses to maintain its own proprietary information. The receiving Party shall immediately advise the disclosing Party in writing of any misappropriation or misuse by any Person of the disclosing Parties Proprietary Information of which the receiving Party is aware.

All Proprietary Information in whatever form shall be promptly returned by the receiving Party to the disclosing Party upon written request by the disclosing Party for any reason or upon termination of this Agreement.

Each receiving Party acknowledges that the Proprietary Information of the disclosing Party is central to the disclosing Party's business and was developed by or for the disclosing Party at a significant cost. Each receiving Party further acknowledges that damages would not be an adequate remedy for any breach of this Agreement by the receiving Party or its Representatives and that the disclosing Party may obtain injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Agreement by the receiving Party or any of its Representatives. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Section 17.5, but shall be in addition to all other remedies available at law or in equity to the disclosing Party.

None of the Parties shall disclose or make any public announcement of the existence of this Agreement, the transaction contemplated hereby or the contents hereof without in each case the prior written consent of the other, unless such disclosure is required by law and then only after prior notice to the other Parties.

17.6 Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or any other right arising under this Agreement.

17.7 Force Majeure. Neither Party shall be responsible for failures to perform or delays in performing its obligations due to causes beyond its reasonable control and without its fault or negligence.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first above written.

TELEGLOBE CANTAT-3 INC.                    INTERNATIONAL TELE-
                                           COMMUNICATIONS CORPORATION

Per: /s/ [Illegible]                       Per: /s/ Biagio A. Civale
   --------------------------------------      ---------------------------------

Name: V. O. Springer                       Name:  Biagio A. Civale
      -----------------------------------       --------------------------------

Title: Vice President and General Manager  Title: Director, Business Development
       ----------------------------------        -------------------------------

Place: St. Michael, Barbados               Place: Uniondale, NY, USA
       ----------------------------------         ------------------------------

                                  INTERVENTION

     Teleglobe Canada Inc. hereby declares to have taken cognizance of this

Agreement and to be satisfied therewith; it agrees to comply with the provisions of this Agreement which apply to it.

                                        TELEGLOBE CANADA INC.

                                        Per: [ILLEGIBLE]
                                            -----------------------------------

                                        Name: GILLES LEDUC
                                             ----------------------------------

                                        Title: U.S. CARRIER RELATIONS
                                              ---------------------------------

                                        Place: Montreal, Canada


                                        Date: April 3, 1996
                                             ----------------------------------

                                   SCHEDULE A

                       DESCRIPTION OF THE CANTAT-3 SYSTEM

Segment F:       shall mean the whole of the submarine cable provided between and among, and including the System Interface at the following cable stations:

                 Segment A: A cable station at Pennant Point, Nova Scotia,
                 Canada;

                 Segment B: A cable station at Vestmannaeyjar, Iceland;

                 Segment B1: A cable station at Tjornuvik, Faroe Island;

                 Segment C: A cable station at Redcar, United Kingdom;

                 Segment D: A cable station at Blaabjerg, Denmark

                 Segment E: A cable station at Sylt, Germany;

                 Segments A, B, B1, C, D and E shall each consist of an appropriate share of land, civil work, equipment and buildings at the specified locations for the cable landing and for the cable right-of-way and ducts between a cable station and its respective landing point, and an appropriate share of common services and equipment other than services and equipment associated solely with the CANTAT-3 System, at each of those locations together with equipment in each of those cable stations solely associated with the CANTAT-3 System, but which is not a part of Segment F, consisting of Subsegments F1, F2, F3A, F3B, F3C, F4, F5, F6 and F7.

Subsegment F1:   That part of Segment F between and including the System
                 Interface at the cable station in Canada, Segment A, and BU1, including a three-eight (3/8) portion of BU1;

Subsegment F2:   That part of Segment F between BU1 and the System Interface at the cable station in Iceland, Segment B, including a one-quarter (1/4) portion of BU1;

Subsegment F3A:  That part of Segment F between BU1 and BU1A including a three-eight (3/8) portion of BU1;

Subsegment F3B:  That part of Segment F between BU1A and System Interface at the cable station in the Faroe Islands B1, including the whole of BU1A.

Subsegment F3C:  That part of Segment F between BU1A and BU2 including a three-tenths (3/10) portion of BU2.

Subsegment F4:   That part of Segment F between BU2 and the System Interface of the cable station in the United Kingdom, Segment C, including a three-tenths (3/10) portion of BU2;

Subsegment F5:   That part of Segment F between BU2 and BU3 including a
                 two-fifths (2/5) portion of BU2 and a two-fifths (2/5) portion of BU3;

Subsegment F6:   That part of Segment F between BU3 and the System Interface of the cable station in Denmark, Segment D, including a three-tenths (3/10) portion of BU3;

Subsegment F7:   That part of Segment F between BU3 and the System Interface of the cable station in Germany, Segment E, including a three-tenths (3/10) portion of BU3.

Segment F shall also include:

           - all transmission equipment, power feeding equipment and special test equipment directly associated with the submersible plant;


           - the transmission cable equipped with appropriate repeaters and joint housings between the cable stations and the Branching Units and between the Branching Units themselves; and

           - the sea earth cable and electrode system and/or the land earth system, or an appropriate share thereof, associated with the CANTAT-3 System power feeding equipment.